Exhibit 99.1

FOR IMMEDIATE RELEASE
April 21, 2010

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS EARNINGS FOR THE FIRST QUARTER 2010

Earnings Summary
(in thousands except per share data)	1Q 2010	4Q 2009	1Q 2009
Net income	$6,791	$6,958	$6,580
Earnings per share	$0.45	$0.46	$0.44
Earnings per share (diluted)	$0.45	$0.46	$0.43

Return on average assets	0.88%	0.90%	0.89%
Return on average equity	8.47%	8.58%	8.51%
Efficiency ratio	59.45%	60.74%	67.99%
Tangible common equity	8.36%	8.47%	8.31%

Dividends declared per share	$0.30	$0.30	$0.30
Book value per share	$21.35	$21.17	$20.68

Weighted average shares	15,202	15,168	15,076
Weighted average shares (diluted)	15,235	15,200	15,193

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports earnings for the first quarter 2010 of $6.8 million or $0.45 per basic share compared to $6.6 million or $0.44 per basic share earned during the first quarter of 2009 and $7.0 million or $0.46 per basic share earned during the quarter ended December 31, 2009.

CTBI continues to maintain a significantly higher level of capital than required by regulatory authorities to be designated as well-capitalized.  On March 31, 2010, our Tangible Common Equity/Tangible Assets Ratio remained significantly higher than our peer institutions at 8.36%, our Tier 1 Leverage Ratio of 10.30% was 530 basis points higher than the 5.00% required, our Tier 1 Risk-Based Capital Ratio of 13.02% was 702 basis points higher than the required 6.00%, and our Total Risk-Based Capital Ratio of 14.27% was 427 basis points higher than the 10.00% regulatory requirement for this designation.

First Quarter 2010 Highlights

❖
CTBI's basic earnings per share increased $0.01 per share from prior year first quarter and decreased $0.01 per share from prior quarter.  Earnings were positively impacted by increased net interest income; however, this was partially offset by an increased provision for loan losses.

❖
CTBI experienced significant improvement in our net interest margin.  Our net interest margin for the quarter increased 59 basis points from first quarter 2009 and 14 basis points from fourth quarter 2009.

❖
Nonperforming loans increased $14.1 million during the first quarter 2010 to $55.4 million compared to $41.3 million at prior quarter end.  The linked quarter increase in nonperforming loans was in both the 90 day and accruing and the nonaccrual classifications.  Nonperforming assets increased $26.9 million from prior year first quarter and $15.5 million from prior quarter-end.

❖
The loan loss provision increased $3.7 million from prior year first quarter and $0.5 million from prior quarter to support the increase in nonperforming loans during the quarter and year over year per CTBI’s robust loan portfolio management process and loan loss reserve analysis.  This increase resulted in an increase in the loan loss reserve ratio to 1.44% from 1.31% and 1.34% for the quarters ended March 31, 2009 and December 31, 2009, respectively.

❖
Net loan charge-offs for the quarter ended March 31, 2010 of $3.5 million, or 0.58% of average loans annualized, was an increase from prior year first quarter’s 0.38% and a reduction from the 0.73% experienced on a linked quarter basis.

❖
Noninterest income decreased for the period ended March 31, 2010 compared to same period 2009 as a result of decreased securities gains as well as gains on sales of loans as the first quarter 2009 was a period of significant refinancing in residential real estate loans.  However, the decline in these noninterest income sources was partially offset by increases in trust revenue, deposit service charges, and loan related fees.  On a linked quarter basis, the decreased noninterest income in service charge revenue and loan related fees is primarily attributable to the normal quarterly seasonal business cycle.

❖
Our loan portfolio decreased $6.8 million, an annualized rate of 1.1%, during the quarter with an increase in the commercial loan portfolio offset by declines in the consumer and residential loan portfolios.

❖	Our investment portfolio increased $30.5 million from prior year first quarter and $36.8 million for the quarter as deposit growth was stronger than loan demand.

❖	Our tangible common equity/tangible assets ratio remains strong at 8.36%.

Net Interest Income

CTBI saw improvement in its net interest margin of 59 basis points from prior year first quarter and 14 basis points from prior quarter.  Net interest income for the quarter increased 19.9% from prior year first quarter and 2.7% from prior quarter with average earning assets increasing 2.9% and 1.4%, respectively, for the same periods.  The yield on average earning assets decreased 4 basis points from prior year first quarter but increased 2 basis points from prior quarter while the cost of interest bearing funds decreased 81 basis points and 16 basis points, respectively, for the same periods.

Noninterest Income

Noninterest income for the quarter ended March 31, 2010 decreased 9.4% and 7.1% over prior year first quarter and prior quarter, respectively.  The decrease in noninterest income compared to prior year same quarter was significantly impacted by decreased gains on sales of loans as 2009 was a period of significant refinancing of residential real estate loans.  Securities gains also decreased from prior year first quarter; however, the decline in these noninterest income sources was partially offset by increases in trust revenue, deposit service charges, and loan related fees.  The linked quarter decrease was impacted primarily by decreases in service charge revenue and loan related fees resulting from the normal quarterly seasonal business cycle.

Noninterest Expense

Noninterest expense for the quarter remained relatively flat decreasing 1.5% from prior year first quarter and 1.7% from prior quarter.

Balance Sheet Review

CTBI’s total assets at $3.2 billion increased 4.9% from prior year first quarter and an annualized 10.8% during the first quarter 2010.  Loans outstanding at March 31, 2010 were $2.4 billion with a 4.0% growth from March 31, 2009 and an annualized 1.1% decline from year-end.  Loan growth of $9.2 million in the commercial loan portfolio during the quarter was offset by declines in the consumer and residential loan portfolios of $11.7 million and $4.3 million, respectively.  CTBI's investment portfolio increased $30.5 million over prior year first quarter and $36.8 million from year-end.  Deposits, including repurchase agreements, at $2.7 billion increased 7.3% from prior year and an annualized 11.4% from December 31, 2009.

Shareholders’ equity at March 31, 2010 was $324.9 million compared to $311.8 million at March 31, 2009 and $321.5 million at December 31, 2009.  CTBI's annualized dividend yield to shareholders as of March 31, 2010 was 4.43%.

Asset Quality

CTBI's total nonperforming loans were $55.4 million at March 31, 2010, an increase from the $52.2 million at March 31, 2009 and $41.3 million at December 31, 2009.  The increase in nonperforming loans from year-end is primarily attributable to six commercial credit relationships.  Coal industry related loans which were referenced in our year-end earnings release represented $6.7 million of the increase.  Also included in the increase are a $5.1 million loan for income producing properties that is currently making reduced payments under Chapter 11 bankruptcy and a $1.1 million USDA guaranteed loan.  Loans past-due 30-89 days at March 31, 2010 were $36.2 million, an increase of $8.0 million from the $28.2 million at March 31, 2009 and an increase of $11.4 million from the $24.8 million at December 31, 2009.  The increase in 30-89 days past due loans during the first quarter was primarily due to three commercial credits in the hotel/motel industry.  In keeping with our community banking philosophy, we are working diligently with these customers to return them to “current” status.  Our loan portfolio management processes focus on the immediate identification, management, and resolution of problem loans to maximize recovery and minimize loss.

Our level of foreclosed properties increased to $38.6 million for the first quarter 2010 compared to the $15.2 million at March 31, 2009, as problem real estate loans worked their way through the legal system during 2009.  Foreclosed properties increased slightly from the $37.3 million at December 31, 2009.  Sales of foreclosed properties for the quarter ended March 31, 2010 totaled $1.4 million while new foreclosed properties totaled $3.0 million.  Our nonperforming loans and foreclosed properties remain primarily concentrated in our Central Kentucky Region.

Net loan charge-offs for the quarter were $3.5 million, or 0.58% of average loans annualized, an increase from prior year first quarter’s $2.2 million or 0.38% and a decline from prior quarter's $4.5 million or 0.73%.  Of the total net charge-offs for the quarter of $3.5 million, $2.1 million was in commercial loans, $1.2 million was in indirect auto loans, and $167 thousand was in residential real estate mortgage loans.  Allocations to loan loss reserves were $5.7 million for the quarter ended March 31, 2010 compared to $2.0 million for the quarter ended March 31, 2009 and $5.2 million for the quarter ended December 31, 2009.  Our loan loss reserves as a percentage of total loans outstanding at March 31, 2010 increased to 1.44% from 1.31% at March 31, 2009 and 1.34% at December 31, 2009.  The adequacy of our loan loss reserves is analyzed quarterly and adjusted as necessary with a focus on maintaining appropriate reserves for potential losses.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. CTBI’s actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, the performance of coal and coal related industries, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption by CTBI of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $3.2 billion, is headquartered in Pikeville, Kentucky and has 70 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, and five trust offices across Kentucky.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
March 31, 2010
(in thousands except per share data)

	Three	Three	Three
	Months	Months	Months
	Ended	Ended	Ended
	March 31, 2010	December 31, 2009	March 31, 2009
Interest income	$38,497	$38,693	$37,676
Interest expense	9,152	10,111	13,202
Net interest income	29,345	28,582	24,474
Loan loss provision	5,722	5,193	1,981

Gains on sales of loans	442	743	1,931
Deposit service charges	5,297	5,783	4,949
Trust revenue	1,424	1,291	1,162
Loan related fees	840	1,050	748
Securities gains	-	140	519
Other noninterest income	1,738	1,479	1,444
Total noninterest income	9,741	10,486	10,753

Personnel expense	11,445	11,347	11,268
Occupancy and equipment	2,724	2,661	2,923
FDIC insurance premiums	999	963	1,495
Amortization of core deposit intangible	159	158	159
Other noninterest expense	8,114	8,718	7,952
Total noninterest expense	23,441	23,847	23,797

Net income before taxes	9,923	10,028	9,449
Income taxes	3,132	3,070	2,869
Net income	$6,791	$6,958	$6,580

Memo: TEQ interest income	$38,838	$39,023	$37,967

Average shares outstanding	15,202	15,168	15,076
Diluted average shares outstanding	15,235	15,200	15,193
Basic earnings per share	$0.45	$0.46	$0.44
Diluted earnings per share	$0.45	$0.46	$0.43
Dividends per share	$0.30	$0.30	$0.30

Average balances:
Loans, net of unearned income	$2,437,105	$2,432,234	$2,352,178
Earning assets	2,868,409	2,828,169	2,786,882
Total assets	3,121,801	3,067,154	2,991,977
Deposits	2,493,102	2,441,057	2,363,123
Interest bearing liabilities	2,274,064	2,235,089	2,190,415
Shareholders' equity	325,317	321,688	313,671

Performance ratios:
Return on average assets	0.88%	0.90%	0.89%
Return on average equity	8.47%	8.58%	8.51%
Yield on average earning assets (tax equivalent)	5.49%	5.47%	5.53%
Cost of interest bearing funds (tax equivalent)	1.63%	1.79%	2.44%
Net interest margin (tax equivalent)	4.20%	4.06%	3.61%
Efficiency ratio (tax equivalent)	59.45%	60.74%	67.99%

Loan charge-offs	$4,316	$5,302	$3,059
Recoveries	(825)	(796)	(856)
Net charge-offs	$3,491	$4,506	$2,203

Market Price:
High	$28.32	$27.08	$37.17
Low	22.15	22.41	22.55
Close	27.07	24.45	26.75

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
March 31, 2010
(in thousands except per share data)

	As of	As of	As of
	March 31, 2010	December 31, 2009	March 31, 2009
Assets:
Loans, net of unearned	$2,428,934	$2,435,760	$2,335,607
Loan loss reserve	(34,874)	(32,643)	(30,599)
Net loans	2,394,060	2,403,117	2,305,008
Loans held for sale	330	1,818	3,085
Securities AFS	311,038	270,237	267,003
Securities HTM	10,291	14,336	23,782
Other equity investments	29,052	29,048	29,045
Other earning assets	130,193	81,360	147,689
Cash and due from banks	69,534	62,720	68,527
Premises and equipment	49,159	49,242	51,280
Goodwill and core deposit intangible	65,548	65,707	66,183
Other assets	109,851	109,074	60,133
Total Assets	$3,169,056	$3,086,659	$3,021,735

Liabilities and Equity:
NOW accounts	$17,481	$17,389	$20,170
Savings deposits	645,090	638,250	646,744
CD's >=$100,000	551,711	516,445	464,265
Other time deposits	807,250	799,316	783,165
Total interest bearing deposits	2,021,532	1,971,400	1,914,344
Noninterest bearing deposits	508,702	490,809	469,096
Total deposits	2,530,234	2,462,209	2,383,440
Repurchase agreements	186,894	180,471	148,707
Other interest bearing liabilities	99,058	94,217	148,546
Noninterest bearing liabilities	27,991	28,305	29,211
Total liabilities	2,844,177	2,765,202	2,709,904
Shareholders' equity	324,879	321,457	311,831
Total Liabilities and Equity	$3,169,056	$3,086,659	$3,021,735

Ending shares outstanding	15,217	15,184	15,076
Memo: Market value of HTM securities	$10,300	$14,435	$24,150

30 - 89 days past due loans	$36,199	$24,774	$28,216
90 days past due loans	17,589	9,067	12,760
Nonaccrual loans	37,327	32,247	39,406
Restructured loans (excluding 90 days past due and nonaccrual)	528	-	-
Foreclosed properties	38,612	37,333	15,176
Other repossessed assets	396	276	186

Tier 1 leverage ratio	10.30%	10.38%	10.35%
Tier 1 risk based ratio	13.02%	12.90%	13.05%
Total risk based ratio	14.27%	14.15%	14.30%
Tangible equity to tangible assets ratio	8.36%	8.47%	8.31%
FTE employees	982	982	996

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
March 31, 2010
(in thousands except per share data)

Community Trust Bancorp, Inc. reported earnings for the three months ending March 31, 2010 and 2009 as follows:

	Three Months Ended
	March 31
	2010	2009
Net income	$6,791	$6,580

Basic earnings per share	$0.45	$0.44

Diluted earnings per share	$0.45	$0.43

Average shares outstanding	15,202	15,076

Total assets (end of period)	$3,169,056	$3,021,735

Return on average equity	8.47%	8.51%

Return on average assets	0.88%	0.89%

Provision for loan losses	$5,722	$1,981

Gains on sales of loans	$442	$1,931